                                                              Exhibit 1.A.(5)(a)
--------------------------------------------------------------------------------
                       STATE FARM LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------
     HOME OFFICE:  ONE STATE FARM PLAZA, BLOOMINGTON, ILLINOIS 61710-0001

                                  INSURED  JOHN J DOE
                                           Male
                                      AGE  35
[LOGO OF STATE FARM
INSURANCE APPEARS HERE]     POLICY NUMBER  LF-0000-0000

                              POLICY DATE  October 15, 1997

                     INITIAL BASIC AMOUNT  $50,000






This policy is based on the application and the payment of premiums, as specified in the policy, while the Insured lives. State Farm Life Insurance Company will pay the proceeds to the beneficiary when due proof of the Insured's death is received.

Free Look Period.This policy may be returned within 10 days of its receipt for a refund of all premiums paid. Return may be made to State Farm Life Insurance Company or one of its authorized agents. If returned, this policy will be void from the Policy Date.

Read this policy with care. This is a legal contract between the Owner and State Farm Life Insurance Company.

THE AMOUNT OF THE PROCEEDS OR THE LENGTH OF TIME THIS POLICY REMAINS IN FORCE, OR BOTH, MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT PERFORMANCE OF THE SUBACCOUNTS. A DEATH BENEFIT GUARANTEE IS PROVIDED UNTIL THE DEATH BENEFIT GUARANTEE PERIOD EXPIRATION DATE IF MINIMUM MONTHLY PREMIUMS ARE PAID AS DEFINED IN THE POLICY.

THE POLICY ACCOUNT VALUE MAY INCREASE OR DECREASE DAILY DEPENDING ON THE INVESTMENT PERFORMANCE OF THE SUBACCOUNTS. THE PART OF THE POLICY ACCOUNT VALUE IN THE SUBACCOUNTS IS NOT GUARANTEED.






        /s/ Laura P. Sullivan                           /s/ Edward B. Rust, Jr.
        Secretary                                       President

--------------------------------------------------------------------------------
                            BASIC PLAN DESCRIPTION
FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE. A death benefit is payable when the Insured dies. Flexible premiums are payable while the Insured is alive. The basic plan is eligible for annual dividends.
--------------------------------------------------------------------------------

                                   CONTENTS

                                                                                     PAGE
Policy Identification................................................................   3
Schedule of Benefits.................................................................   3
Schedule of Premiums.................................................................   3
Investment Options...................................................................   3
Allocation of Net Premium Payments...................................................   3
Charges and Fees.....................................................................   3
Guaranteed Interest Rates............................................................   3
Cost of Insurance Rates and Monthly Charges..........................................   4
Definitions..........................................................................   5
Ownership............................................................................   7
   Owner.                                    Change of Owner/Successor Owner.
   Successor Owner.
Death Benefit and Death Benefit Options..............................................   7
   Death Benefit.                            Change in Basic Amount.
   Death Benefit Guarantee.                  Change of Death Benefit Option.
   Death Benefit Options.
Payment of Benefits..................................................................   9
   Beneficiary Designation.                  Minimum Payment.
   Change of Beneficiary Designation.        Basis of Computation for Payments.
   Order of Payment on the Insured's Death.  Additional Amounts Payable.
   Methods of Payment.
Premiums.............................................................................  11
   Payment of Premiums.                      Grace Period.
   Premium Charge.                           Reinstatement.
   Rejection of Premium Payments for Tax
     Purposes.
Variable Account.....................................................................  12
   Variable Account.                         Units.
   Subaccounts.                              Unit Value.
   Changes to the Variable Account.          Net Investment Factor.
   Variable Policy Account Value.
Fixed Account........................................................................  14
   Fixed Policy Account Value.               Interest Credited.
Fees and Charges.....................................................................  15
   Monthly Deduction.                        Surrender Charge.
   Cost of Insurance.                        Withdrawal Processing Fee.
   Monthly Cost of Insurance Rates.          Transfer Processing Fee.
   Monthly Expense Charge.
Allocation and Transfers.............................................................  16
   Allocation of Net Premium Payments.       Fixed Account Transfer Restrictions.
   Transfer Right.                           Exchange of Policy.
Surrender and Withdrawal.............................................................  17
   Surrenders.                               Withdrawals.
Policy Loan..........................................................................  17
   Loan.                                     Interest Credit for the Loan Account.
   Interest Charge for the Loan Account.     Loan Repayment.
   Loan Collateral.
General..............................................................................  18
   The Contract.                             Changes in Rates and Charges.
   Transaction Delay.                        Assignment.
   Minimum Values.                           Error in Age or Sex.
   Annual Report.                            Incontestability.
   Annual Dividends.                         Limited Death Benefit.

The Application and any Riders and Endorsements follow page 20.

                   P O L I C Y   I D E N T I F I C A T I O N


            Insured  JOHN J DOE                          Age  35
                     (Male)
      Policy Number  LF-0000-0000       Initial Basic Amount  $50,000

        Policy Date  October 15, 1997

         Issue Date  October 15, 1997

 Additional Insured  Jane A Doe                          Age  35
                     (Female)


                    S C H E D U L E   O F   B E N E F I T S

Variable Universal Life Basic Plan:
  Death Benefit Option 1 (Basic Amount includes the Policy Account Value)
  Basic Amount (Standard rate class-male nontobacco):   $50,000
  Basic Amount Minimum: $50,000
  Minimum Withdrawal:  $500
  Death Benefit Guarantee Period Expiration Date:  October 15, 2007
    Minimum Monthly Premium for Death Benefit Guarantee Period:
                Beginning:        Monthly Premium

                October 15, 1997      $32.00


                    S C H E D U L E   O F   P R E M I U M S

Initial premium:  $32.00
Planned premium:  $32.00  Monthly

                                Total Premiums
      Beginning:                For Policy Year

      October 15, 1997              $ 384.00


                      A L L O C A T I O N   O P T I O N S

   Fixed Account

   State Farm Life Insurance Company Variable Life Separate Account
      Subaccounts that invest in Funds of the State Farm Variable Product Trust:

                        Large Cap Equity Index Subaccount
                        Small Cap Equity Index Subaccount
                        Stock and Bond Balanced Subaccount
                        Bond Subaccount
                        Money Market Subaccount
                        International Equity Index Subaccount

                            Continued on Next Page

                             Continued from Page 3


      A L L O C A T I O N   O F   N E T   P R E M I U M   P A Y M E N T S

   To the end of the day on November 3, 1997 (presumed end of free-look period):
     Fixed Account  100%

   Starting at the end of the day on November 3, 1997 (presumed end of free-look period):
     Large Cap Equity Index Subaccount 15%
     Small Cap Equity Index Subaccount 15%
     Stock and Bond Balanced Subaccount 15%
     Bond Subaccount 15%
     Money Market Subaccount 15%
     International Equity Index Subaccount 15%
     Fixed Account  10%

   Minimum percent of Net Premium Payment allocated to a Subaccount or to the Fixed Account: 1%.
   Minimum Transfer Amount:  $250


                          I N T E R E S T   R A T E S

Guaranteed Interest Rate credited to the Fixed Account:   4%
Guaranteed Interest Rate credited to the Loan Account:  6%


                        C H A R G E S   A N D   F E E S

Deduction Date: 15th of each month

Maximum Premium Charge Percentage: 5%

Maximum Monthly Expense Charge: $8

Maximum Transfer Processing Fee per transfer after first 12 transfers in a policy year: $25

Withdrawal Processing Fee:  Lesser of $25 or 2% of the amount withdrawn


                            Continued on Next Page

                             Continued from Page 3


           S C H E D U L E   O F   S U R R E N D E R   C H A R G E S



       Beginning                          Beginning
    Policy   Policy  Surrender         Policy    Policy  Surrender
     Year    Month    Charge            Year     Month    Charge

      1          1    $ 10.75               2        6    $193.50
      1          2      21.50               2        7     204.25
      1          3      32.25               2        8     215.00
      1          4      43.00               2        9     225.75
      1          5      53.75               2       10     236.50
      1          6      64.50               2       11     247.25
      1          7      75.25               2       12     258.00
      1          8      86.00               3        1     258.00
      1          9      96.75               4        1     258.00
      1         10     107.50               5        1     258.00
      1         11     118.25               6        1     258.00
      1         12     129.00               7        1     206.40
      2          1     139.70               8        1     154.80
      2          2     150.50               9        1     103.20
      2          3     161.25              10        1      51.60
      2          4     172.00              11        1       0.00
      2          5     182.75

Additional surrender charges will apply for each increase in Basic Amount for 10 years starting on the effective date of the increase.


                               Page 3 Continued

C O S T  O F  I N S U R A N C E  R A T E S  A N D  M O N T H L Y  C H A R G E S

                    Maximum Monthly Cost of Insurance Rates
                                   Per $1000

(Standard rate class - male non-tabacco)


   Age    Rate        Age      Rate        Age      Rate        Age      Rate
    35   .1443         52     .5134         69     2.7986        86    15.5651
    36   .1518         53     .5654         70     3.0982        87    17.0023
    37   .1618         54     .6234         71     3.4416        88    18.4864
    38   .1727         55     .6881         72     3.8400        89    20.0413
    39   .1844         56     .7587         73     4.2933        90    21.6937
    40   .1986         57     .8337         74     4.7945        91    23.4886
    41   .2136         57     .9171         75     5.3337        92    25.5043
    42   .2295         58    1.0108         76     5.9074        93    27.9619
    43   .2471         60    1.1155         77     6.5116        94    31.3839
    44   .2663         61    1.2323         78     7.1507        95    36.7983
    45   .2880         62    1.3671         79     7.8459        96    46.5890
    46   .3115         63    1.5199         80     8.6209        97    67.0439
    47   .3366         64    1.6901         81     9.4989        98    75.1886
    48   .3642         65    1.8769         82    10.5014        99    83.3333
    49   .3942         66    2.0795         83    11.6282      & over
    50   .4287         67    2.2973         84    12.8621
    51   .4681         68    2.5346         85    14.1789


The maximum cost of insurance rates are based on the Insured's age last birthday at the start of the policy year, sex, and tobacco use as shown above. The Commissioners 1980 Standard Ordinary Non-Smoker Mortality Table applies. Modifications are made for rate classes other than standard.

--------------------------------------------------------------------------------
                                  DEFINITIONS
--------------------------------------------------------------------------------


We, us, and our refer to State Farm Life Insurance Company.

You and your refer to the Owner.

Application. Includes any life insurance application, any application for change in the policy, medical history, questionnaire, and other documents from you or any other person proposed for insurance which are made a part of this policy.

Basic Amount. Shown on page 3. The Initial Basic Amount plus any increases less any decreases.

Basic Amount Minimum. Shown on page 3.

Benefit Period Ends. For any rider, the policy anniversary in the year shown under this heading on page 3 is the date the rider terminates.

Cash Value. The Policy Account Value less any applicable Surrender Charge.

Cash Surrender Value. Cash Value less any Loan Amount.

Code. The U.S. Internal Revenue Code, as amended.

Deduction Date. The Policy Date and each monthly anniversary of the Policy Date.

Death Benefit Guarantee. Basic Amount shown on page 3.

Death Benefit Guarantee Period. Starts on the Policy Date and ends on the expiration date shown on page 3.

Dollars. Any money we pay, or which is paid to us, must be in United States dollars.

Effective Date. Coverage starts on this date.

Fixed Account. Part of our General Account to which the Policy Account Value may be transferred or Net Premium Payments may be allocated under a policy.

Fixed Policy Account Value. The Policy Account Value in the Fixed Account.

Fund. Any open-end management investment company or investment portfolio thereof, or unit investment trust or series, thereof, in which a Subaccount invests.

General Account. Our assets not allocated to the Variable Account or any other separate account.

Initial Basic Amount. Shown on page 3. The amount of coverage on the Insured provided by the Basic Plan on the Policy Date.

Initial Premium Payment. The amount shown on page 3 that you must pay before this policy becomes effective.

Insurance Amount. The amount of coverage on the effective date of each rider shown on page 3.

Issue Date. The date the policy is issued.

Loan Account. A part of our General Account to which Variable Policy Account Value or Fixed Policy Account Value is transferred to provide collateral for any loan taken under this policy.

Loan Amount. On a policy anniversary, the Loan Policy Account Value. On any other date, the Loan Policy Account Value plus any interest charge accrued to that date.

Loan Policy Account Value. The Policy Account Value in the Loan Account.

Minimum Monthly Premium. This amount is shown on page 3.

Minimum Premium. On each Deduction Date, the sum of the Minimum Monthly Premium for each Deduction Date from the Policy Date through such Deduction Date.

--------------------------------------------------------------------------------
                            DEFINITIONS (CONTINUED)
--------------------------------------------------------------------------------

Monthly Charge Deductible. A monthly charge for any rider is deducted as part of the monthly deduction until the policy anniversary in the year shown on page 3.

Net Asset Value Per Share. The value per share of any Fund during any Valuation Period. The method of computing the Net Asset Value Per Share is described in the prospectus for the Funds.

Net Premium Payment. Your premium payment less any premium charge.

Officer. The president, a vice president, the secretary, or an assistant secretary of State Farm Life Insurance Company.

Payee. On the Insured's death, the beneficiaries shown in the application, unless changed. If you cash surrender this policy, the persons that you have named. A payee can be other than a natural person only if we agree.

Planned Premium. The premium amount that you have chosen. This amount is shown on page 3 for the payment period that you have chosen.

Policy Account Value. The sum of the Variable Policy Account Value, the Fixed Policy Account Value, and the Loan Policy Account Value.

Policy Date. The effective date of this policy.

Policy Month, Year, or Anniversary. A policy month, year, or anniversary is measured from the Policy Date.

Proceeds. The amounts payable on the  death of the Insured.

Rate Class. The underwriting class of the person insured. A rate class will be determined for the Initial Basic Amount and each increase in the Basic Amount.

Request. A written request signed by the person making the request. Such request must be sent to and be in a form acceptable to us. We may, in our sole discretion, accept telephone requests in connection with certain transactions. We may also, in our sole discretion, adopt rules and procedures from time to time for telephone requests.

Rider. Any benefit, other than the Basic Plan, made a part of this policy. SEC. The U.S. Securities and Exchange Commission.

Subaccount. A subdivision of the Variable Account, the assets of which are invested in a corresponding Fund.

Subaccount Policy Value. The Variable Policy Account Value in a Subaccount as defined in the Unit Value provision.

Unit. A unit of measure used to calculate the Variable Policy Account Value in a Subaccount.

Valuation Day. For each Subaccount, each day on which the New York Stock Exchange is open for business except for certain holidays listed in the Prospectus for the policy and days that a Subaccount's corresponding Fund does not value its shares.

Valuation Period. The period that starts at the close of regular trading on the New York Stock Exchange on any Valuation Day and ends at the close of regular trading on the next succeeding Valuation Day.

Variable Account. Our separate account named on page 3.

Variable Policy Account Value. The sum of all Subaccount Policy Values.

--------------------------------------------------------------------------------
                             OWNERSHIP PROVISIONS
--------------------------------------------------------------------------------

Owner. You, as the Owner, are named in the application, unless changed. You may exercise any policy provision only by request and while the Insured is alive.

Successor Owner. Your Successor Owner is named in the application if you are not the Insured. The Successor Owner will become the Owner of this policy if you die while this policy is in force.

Change of Owner/Successor Owner. You may change the Owner or Successor Owner by sending us a request while the Insured is alive and the policy is in force. We have the right to request this policy to make the change on it. The change will take effect the date you sign the request, but the change will not affect any action we have taken before we receive the request. A change of owner or successor owner does not change the beneficiary designation.

--------------------------------------------------------------------------------
              DEATH BENEFIT AND DEATH BENEFIT OPTIONS PROVISIONS
--------------------------------------------------------------------------------

Death Benefit. The amount of death benefit is an amount of insurance based on the death benefit option plus any insurance amounts payable under any riders on the Insured less any Loan Amount less, if the Insured dies during the grace period, the monthly deductions from the start of the grace period.

Death Benefit Guarantee. On any Deduction Date before the end of the Death Benefit Guarantee Period and prior to the Insured's death, the Death Benefit Guarantee is in effect if the Minimum Premium, as of that Deduction Date, is less than or equal to the total of all premiums paid on the policy less any withdrawals and less the Loan Amount.

Death Benefit Options. There are two death benefit options. If you do not choose an option, we will use option 2. The Policy Account Value on the Insured's date of death is used in determining the amount of insurance.

    Option 1. The amount of insurance will be the greater of:

   (1) the Basic Amount plus any Net Premium Payment received since the last Deduction Date or

   (2)   a percentage of the Policy Account Value.
Such percentage is based on the Insured's age at the start of the current policy year, as indicated in the table shown below.

    Option 2. The amount of insurance will be the greater of:

   (1)   the Basic Amount plus the Policy Account Value or

   (2)   a percentage of the Policy Account Value.
Such percentage is based on the Insured's age at the start of the current policy year, as indicated in the table shown below.

--------------------------------------------------------------------------------
                   Percentage of Policy Account Value Table
--------------------------------------------------------------------------------
        Age             Percentage           Age             Percentage
--------------------------------------------------------------------------------
       0-40               250%                61                128%
        41                243%                62                126%
        42                236%                63                124%
        43                229%                64                122%
        44                222%                65                120%
        45                215%                66                119%
        46                209%                67                118%
        47                203%                68                117%
        48                197%                69                116%
        49                191%                70                115%
        50                185%                71                113%
        51                178%                72                111%
        52                171%                73                109%
        53                164%                74                107%
        54                157%               75-90              105%
        55                150%                91                104%
        56                146%                92                103%
        57                142%                93                102%
        58                138%                94                101%
        59                134%              95 & up             100%
        60                130%
--------------------------------------------------------------------------------

The percentages in the table are those in effect on the Policy Date. We reserve the right to change the percentages if the table becomes inconsistent with any federal income tax law or regulation.

--------------------------------------------------------------------------------
        DEATH BENEFIT AND DEATH BENEFIT OPTIONS PROVISIONS (CONTINUED)
--------------------------------------------------------------------------------

Change in Basic Amount. You may request a change in the Basic Amount once each policy year. The minimum amount of change is $25,000 for an increase and $10,000 for a decrease. For any change in Basic Amount, we will send you revised policy pages 3 and 4 to be placed with this policy.

If you request an increase, an application must be completed, evidence of insurability satisfactory to us must be furnished, and there must be enough Cash Surrender Value to make a monthly deduction which includes the cost of insurance for the increase. No increases will be allowed after the policy anniversary when the Insured is age 80. Each increase will be subject to additional surrender charges. A revised page 3 and page 4 will show the amount of the increase, its effective date, maximum monthly cost of insurance rates for the increase, if the rate class is different, additional surrender charges, and any changes in premiums.

If you request a decrease, the Basic Amount remaining after the decrease cannot be less than the Basic Amount Minimum shown on page 3. We reserve the right to not accept a request for a decrease in the Basic Amount if such decrease could result in this policy being disqualified as a life insurance contract under any section of, regulation or ruling under, the Code, as amended from time to time. Any decrease will first be used to reduce the most recent increase. Then, the next most recent increases will be reduced. Finally, the Initial Basic Amount will be reduced. The decrease will take effect on the date we receive the request. The revised page 3 will show the amount of decrease and its effective date and any changes in premiums.

Change of Death Benefit Option. You may request a change of death benefit option once each policy year. The change will take effect on the date we receive the request. For a change in death benefit option, we will send you a revised page 3 to be placed with this policy. The revised page will show the new death benefit option and the effective date of the change.

If the change is to option 1, the Basic Amount will be increased by the Policy Account Value on the effective date of the change. We reserve the right to not accept a request for a change to option 1 if such change could result in this policy being disqualified as a life insurance contract under any section of, regulation or ruling under, the Code, as amended from time to time.

If the change is to option 2, the Basic Amount will be decreased by the Policy Account Value on the effective date of the change.

--------------------------------------------------------------------------------
                        PAYMENT OF BENEFITS PROVISIONS
--------------------------------------------------------------------------------

Beneficiary Designation. This is as shown in the application, unless you have made a change. It includes the name of the beneficiary and the order and method of payment. If you name "estate" as a beneficiary, it means the executors or administrators of the last survivor of you and all beneficiaries. If you name "children" of a person as a beneficiary, only children born to or legally adopted by that person as of the Insured's date of death will be included.

We may rely on an affidavit as to the ages, names, and other facts about all beneficiaries. We will incur no liability if we act on such affidavit.

Change of Beneficiary Designation. You may make a change while the Insured is alive by sending us a request. The change will take effect the date the request is signed or on any later date specified in the request, but the change will not affect any action we have taken before we receive the request. We have the right to request your policy to make the change on it.

Order of Payment on the Insured's Death. When the Insured dies, we will make payment in equal shares to the primary beneficiaries living when payment is made. If a primary dies after the first payment is made, we will pay that primary's unpaid share in equal shares to the other primaries living when payment is made. If the last primary dies, we will make payment in equal shares to the successor beneficiaries living when payment is made. If a successor dies while receiving payments, we will pay that successor's unpaid share in equal shares to the other successors living when payment is made. If, at any time, no primary or successor is alive, we will make a one sum payment in equal shares to the final beneficiaries. If, at any time, no beneficiary is living, we will make a one sum payment to you, if living when payment is made. Otherwise, we will make a one sum payment to the estate of the last survivor of you and all beneficiaries. "When payment is made" means (1) the date that a periodic payment is due or (2) the date that a request is signed for a cash withdrawal or a one sum payment. You may change this order of payment by sending us a request while the Insured is alive.

Methods of Payment. We will pay the proceeds under the One Sum Method unless you choose another method. If the payee is other than a natural person, we will make payment under the One Sum method.

All payment intervals are measured from the date the policy is surrendered or from the date the Insured dies. No part of any payment can be assigned before the payment is made.

After the Insured's death, anyone who has the right to make a withdrawal may change the method of payment and may name a successor to their interest. The successor payee may be their estate.

Method 1 (Interest Method). We will pay interest at the end of each monthly interval. The interest rate will be at least 3 1/2% a year. If chosen, we will pay interest at the end of 3, 6, or 12 month intervals. Withdrawals may be made at any time, but any withdrawal must be at least $500. We will pay interest to the date of withdrawal on the amount withdrawn.

Method 2 (Fixed Years Method). We will make equal payments at the end of each monthly interval for a fixed number of years. These payments include interest. The guaranteed interest rate is 3 1/2% a year. The present value of any unpaid payments may be withdrawn at any time.

--------------------------------------------------------------------------------
FIXED YEARS TABLE
--------------------------------------------------------------------------------
Monthly payments that $1000 will provide for the number of years chosen. Payments for years not shown will be given, if requested.

--------------------------------------------------------------------------------
        Years          Payments          Years              Payments
          1             $84.90             8                 $11.93
          2              43.18             9                  10.78
          3              29.28            10                   9.86
          4              22.33            15                   7.12
          5              18.17            20                   5.77
          6              15.39            25                   4.98
          7              13.41            30                   4.46
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  PAYMENT OF BENEFITS PROVISIONS (CONTINUED)
--------------------------------------------------------------------------------

Method 3 (Life Income Method). We will make equal payments at the end of each monthly interval as long as the payee is alive. We base the amount of each payment on the payee's age and sex at the start of the first monthly interval. We may require proof of the payee's age and sex. The payee may not withdraw the present value of the payments. If the payee dies during a certain period, we will continue the payments to the successor payee to the end of the certain period; or the successor payee may have the present value of any remaining payments paid in one sum.

--------------------------------------------------------------------------------
LIFE INCOME TABLE
--------------------------------------------------------------------------------
Monthly payments for life that $1000 will provide. Payments for ages not shown will be given, if requested.
--------------------------------------------------------------------------------

                                                        Life with
     Age Last                   Life                10 Years Certain
     Birthday               Male     Female          Male     Female
--------------------------------------------------------------------------------
        50                 $4.34     $4.02          $4.30     $4.01
        55                  4.70      4.31           4.64      4.28
        60                  5.17      4.69           5.07      4.64
        65                  5.82      5.20           5.63      5.11
        70                  6.73      5.90           6.34      5.73
        75                  8.01      6.92           7.17      6.52
--------------------------------------------------------------------------------

Method 4(Fixed Amount Method). We will make equal payments at the end of 1, 3, 6, or 12 month intervals. We will continue payments until the amount put under this method together with compound interest has been paid. The interest rate will be at least 3 1/2% a year. The payment interval chosen must provide a total annual payment of at least $100 for each $1000 put under this method. The unpaid balance may be withdrawn at any time.

Method 5 (Joint Life Income Method). We will make equal payments at the end of each monthly interval as long as at least one of the two payees is alive. We will base each payment on the age and sex of both payees at the start of the first monthly interval. We may require proof of the age and sex of each payee. The payees may not withdraw the present value of any payments.

--------------------------------------------------------------------------------
JOINT LIFE INCOME TABLE
--------------------------------------------------------------------------------
Monthly payments that $1000 will provide as long as at least one of the two payees is alive. Payments for age combinations not shown will be given, if requested.

--------------------------------------------------------------------------------
          Age Last                              Female
          Birthday            60            65           70          75
            Male
--------------------------------------------------------------------------------
             60             $4.27         $4.47        $4.66        $4.82
             65              4.39          4.66         4.93         5.19
             70              4.49          4.82         5.20         5.58
             75              4.56          4.95         5.42         5.95
--------------------------------------------------------------------------------

Method 6 (One Sum Method). We will pay the Cash Surrender Value or the proceeds in one sum. Interest at the rate of at least 3 1/2% a year will be paid from the date of the Insured's death to the date of payment.

Method 7 (Other Method). Payment by any other method may be made if we agree.

Minimum Payment. If any payment, except the last, under a method of payment would be less than $100 per payee, we will pay the present value of any unpaid payments in one sum.

Basis of Computation for Payments. The monthly payments shown for methods 3 and 5 are guaranteed payments based on an interest rate of 3 1/2% a year and the 1983a Individual Annuity Mortality Table with ages set back 4 years.

Any present values will be based on the interest rate used in determining the payments for the method.

Additional Amounts Payable. Each year we may apportion and pay dividends or additional interest under any method of payment.

Payment of Premiums. You may pay premiums at our Home Office, a regional office, or to one of our authorized agents. We will give you a receipt signed by one of our officers, if you request one. The initial premium is shown on page 3 and is due on the Policy Date. All other premiums may be paid at any time and must be at least $25.

Premium Charge. The premium charge percentage times the amount of the premium received is the premium charge. The actual premium charge percentage will be determined as described in the Change in Rates and Charges provision. Such percentage cannot exceed the maximum premium charge percentage shown on page 3.

Rejection of Premium Payments for Tax Purposes. We reserve the right to reject any premium paid if such premium amount would result in this policy being disqualified as a life insurance contract under any section of, regulation or ruling under, the Code, as amended from time to time. We will promptly return any rejected premium. No premium charge will be deducted from any rejected premium.

Grace Period. If, on any Deduction Date, the Death Benefit Guarantee is not in effect and the Cash Surrender Value is not enough to cover the monthly deduction, the policy will stay in force until the end of the grace period. The grace period starts on that Deduction Date and ends 61 days after we mail a notice to you and to any assignee of record. The notice will state:
   (1)  the policy will remain in force until the end of the grace period,
   (2)  the date the grace period ends, and
   (3) the policy will terminate unless the required premium is paid prior to the date.

If the grace period ends prior to the Death Benefit Guarantee Period Expiration Date, the required premium must be large enough to provide the lessor of:
   (1)  the Minimum Premium required at the end of the grace period or
   (2) an amount large enough to provide an increase in the Cash Surrender Value to cover the monthly deductions for the grace period and any increase in the surrender charges.

If the grace period ends after the Death Benefit Guarantee Period Expiration Date, the required premium must be large enough to provide an increase in the Cash Surrender Value to cover the monthly deductions for the grace period and any increase in the surrender charges.

If the required premium is not paid before the end of the grace period, this policy will lapse and terminate without value.

Reinstatement. If the policy is terminated at the end of the grace period, you may apply to reinstate it within 5 years after lapse. You must give us proof of the Insured's insurability that is satisfactory to us. You must pay a premium as specified below:
   (1) If reinstatement is requested prior to the Death Benefit Guarantee Period Expiration Date, that premium must be large enough to provide the lessor of:
        (a) the Minimum Premium required on the deduction date on or next following the date reinstatement takes effect or
        (b) an increase in the Policy Account Value over the amount we reinstate so that the Cash Surrender Value will cover the monthly deductions for the grace period and for the 2 months following the date the reinstatement takes effect.

   (2) If reinstatement is requested after the Death Benefit Guarantee Period Expiration Date, that premium must be large enough to provide an increase in the Policy Account Value over the amount we reinstate so that the Cash Surrender Value will cover the monthly deductions for the grace period and the 2 months following the date the reinstatement takes effect.
Reinstatement will take effect on the date we approve the application for reinstatement. The amount of any Loan Amount on the date of lapse will be reinstated when reinstatement takes effect. No interest from the date of lapse to date of reinstatement is included in that amount. We will reinstate the amount of the Policy Account Value equal to the Policy Account Value on the date of lapse less any decrease in the amount of any surrender charge between the date of lapse and the date of reinstatement.

FORM 97035                          PAGE 11                               961115

--------------------------------------------------------------------------------
                          VARIABLE ACCOUNT PROVISIONS
--------------------------------------------------------------------------------
Variable Account. The Variable Account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940, as amended (the "Act"). The Variable Account is also subject to the laws of the state of Illinois, our state of domicile.

We own the assets of the Variable Account; however, these assets are held separately from our other assets and are not part of our General Account. The assets of the Variable Account are used to support the operation of and provide the variable values and benefits for this policy and similar policies. The part of the assets of the Variable Account equal to the reserves and other policy liabilities of the Variable Account are not chargeable with liabilities from any other business in which we take part. We have the right to transfer to our General Account any assets of the Variable Account that are in excess of such reserves and other liabilities.

Subaccounts. The Variable Account consists of Subaccounts. The income, gains and losses, realized and unrealized, from the assets allocated to a Subaccount are credited to or charged against such Subaccount, without regard to our other income, gains or losses.

Those Subaccounts currently available under this policy are shown on page 3. Each Subaccount invests exclusively in shares of a corresponding Fund. Shares of a Fund are bought and redeemed for a Subaccount at their net asset value. Any amounts of income, dividends, and gains distributed from the shares of a Fund are reinvested in additional shares of that Fund at net asset value.

The dollar amounts of values and benefits of this policy provided by the Variable Account depend on the investment performance of the Subaccounts selected by you. We do not guarantee the investment performance of the Subaccounts. You bear the full investment risk for the Subaccount Policy Value in the Subaccounts you have chosen.

Changes to the Variable Account. Where permitted by applicable law, we may:
   (1)  create new separate accounts;
   (2)  combine separate accounts, including the Variable Account;
   (3) add new Subaccounts to or remove existing Subaccounts from the Variable Account or combine Subaccounts;
   (4) make any Subaccount available to such classes of policies as we may determine;
   (5)  add new Funds or remove existing Funds;
   (6) substitute new Funds for any existing Fund if shares of the Fund are no longer available for investment or if we determine investment in a Fund is no longer appropriate in light of the purposes of the Variable Account;
   (7) deregister the Variable Account under the Act if such registration is no longer required; and
   (8) operate the Variable Account as a management investment company under the Act or in any other form permitted by law.

The investment policy of the Variable Account will only be changed with the approval of the insurance supervisory official of the state of Illinois, our state of domicile. The investment policy of the Variable Account is to invest in one or more investment companies. The process for such approval is on file.

Variable Policy Account Value. The Variable Policy Account Value reflects:
   (1)  the investment experience of the Subaccounts to which it is allocated;
   (2)  any Net Premium Payments allocated to the Subaccounts;
   (3)  transfers of Policy Account Value in or out of the Subaccounts;
   (4)  any dividends transferred to the Subaccounts;
   (5) any deduction of the monthly deduction, withdrawal processing fee, or transfer processing fee; or
   (6)  any withdrawals of the Variable Policy Account Value.
Transfers of Policy Account Value include any loan repayments allocated to the Subaccounts. There is no guaranteed minimum Variable Policy Account Value.

FORM 97035                          PAGE 12                               961115

--------------------------------------------------------------------------------
                    VARIABLE ACCOUNT PROVISIONS (CONTINUED)
--------------------------------------------------------------------------------

Units. For each Subaccount, Net Premium Payments allocated to a Subaccount or amounts of Policy Account Value or dividend transferred to a Subaccount are converted into Units. The number of Units credited to a policy equals the dollar amount directed to each Subaccount divided by the value of the Unit for that Subaccount for the Valuation Period as of which the dollar amount is invested in the Subaccount. Any dollar amount directed to a Subaccount increases the number of Units of that Subaccount credited to the policy.

Certain events will cancel an appropriate number of Units of a Subaccount credited to a policy:
   (1) withdrawals or transfers of Subaccount Policy Value from a Subaccount, including any applicable withdrawal processing fee or transfer processing fee deducted;
   (2)  surrender of the policy;
   (3)  payment of the proceeds; and
   (4)  deduction of the monthly deduction.
Units are cancelled as of the end of the Valuation Period in which the event occurs.

Unit Value. The Unit values for each Subaccount were arbitrarily set initially at $10 when that Subaccount began operation. Thereafter, the Unit value for every Valuation Period is the Unit value for the previous Valuation Period times the Net Investment Factor. The Subaccount Policy Value on any day equals the number of Units attributable to the policy times the Unit Value for that Subaccount on that day.

Net Investment Factor. The Net Investment Factor is an index applied to measure the investment performance of a Subaccount from one Valuation Period to the next. The Net Investment Factor for any Subaccount for any Valuation Period is equal to (1) divided by (2) and subtracting (3) from the result, where:
   (1)  is the result of:
        (a)  the Net Asset Value Per Share of the Fund held in the Subaccount, determined at the end of the current Valuation Period; plus
        (b)  the per share amount of any dividend or capital gain distribution made by the Fund held in the Subaccount, if the "ex-dividend" date occurs during the Valuation Period; plus or minus
        (c) a per share charge or credit for any taxes reserved for, which is determined by us to have resulted from the operations of the Subaccount.
   (2) is the Net Asset Value Per Share of the Fund held in the Subaccount, determined at the end of the prior Valuation Period.
   (3) is a daily factor representing the mortality and expense risk charge deducted from the Subaccount adjusted for the number of days in the Valuation Period. The actual charge will be determined as described in the Changes in Rates and Charges provision. Such charge will not exceed an annual rate of .90% of the daily net asset value of the Variable Account.

FORM 97035                          PAGE 13                               961115

--------------------------------------------------------------------------------
                           FIXED ACCOUNT PROVISIONS
--------------------------------------------------------------------------------

Fixed Policy Account Value. The Fixed Policy Account Value on any Deduction Date is the Fixed Policy Account Value on the prior Deduction Date (zero if prior to the Policy Date):
   (1) plus any Net Premium Payments allocated to the Fixed Account since the prior Deduction Date; plus
   (2) any Policy Account Value transferred to the Fixed Account since the prior Deduction Date; plus
   (3) any loan repayment transferred to the Fixed Account since the prior Deduction Date; plus
   (4)  interest accrued to the Fixed Account since the prior Deduction Date;
        plus
   (5) any dividend paid and allocated to the Fixed Account on the current Deduction Date, if the current Deduction Date is a policy anniversary; less
   (6) any withdrawals, transfers, any applicable withdrawal processing fee, or any applicable transfer processing fees deducted from the Fixed Account since the prior Deduction Date; less
   (7) transfers to the Loan Account from the Fixed Account since the prior Deduction Date; less
   (8)  the part of the following amounts allocated to the Fixed Account:
        (a) the deduction for the cost of insurance for any increase in the Basic Amount since the prior Deduction Date ;
        (b) the monthly charges for any riders that became effective since the prior Deduction Date; and
        (c)  the current monthly deduction.

The Fixed Policy Account Value on any other date is the Fixed Policy Account Value on the prior Deduction Date:
   (1) plus any Net Premium Payments allocated to the Fixed Account since the prior Deduction Date; plus
   (2) any Policy Account Value transferred to the Fixed Account since the prior Deduction Date; plus
   (3) any loan repayment transferred to the Fixed Account since the prior Deduction Date; plus
   (4)  interest accrued to the Fixed Account since the prior Deduction Date;
        less
   (5) any withdrawals, transfers, any applicable withdrawal processing fees, or any applicable transfer processing fees deducted from the Fixed Account since the prior Deduction Date; less
   (6) transfers to the Loan Account from the Fixed Account since the prior Deduction Date; less
   (7)  the part of the following amounts allocated to the Fixed Account:
        (a) the deduction for the cost of insurance for any increase in the Basic Amount since the prior Deduction Date; and
        (b) the monthly charges for any riders that became effective since the prior Deduction Date.

Any Net Premium allocated to the Fixed Account is added to the Fixed Policy Account Value on the date allocated.

Interest Credited. We guarantee to credit interest to the Fixed Policy Account Value. The actual effective annual rate will be determined as described in the Changes in Rates and Charges provision. Such rate will not be less than the Guaranteed Interest Rate shown on page 3.

--------------------------------------------------------------------------------
                          FEES AND CHARGES PROVISIONS
--------------------------------------------------------------------------------

Monthly Deduction. The monthly deduction is a charge made by us on the Policy Date and on every Deduction Date thereafter by reducing Subaccount Policy Values (liquidating Units) and Fixed Policy Account Value. We will deduct the charge from each Subaccount and the Fixed Account on a pro-rata basis. The monthly deduction consists of the monthly cost of insurance, the monthly expense charge, and the cost of any riders.

Cost of Insurance. This cost is calculated at the start of each Policy Month. The cost is determined separately for the Initial Basic Amount and each increase in Basic Amount.

The cost of insurance is the monthly cost of insurance rate times the difference between (1) and (2), where:
   (1) is the amount of insurance attributable to the Initial Basic Amount or increase, as applicable, on the Deduction Date at the start of the month divided by 1.0032737, and
   (2) is the Policy Account Value attributable to the Initial Basic Amount or increase, as applicable, on the Deduction Date at the start of the month after the deduction of the part of the monthly deduction that does not include the cost of insurance and the monthly charge for any waiver of monthly deduction benefit rider.
Until the Policy Account Value exceeds the Initial Basic Amount, the Policy Account Value is part of the Initial Basic Amount. Once the Policy Account Value exceeds that amount, if there have been any increases in Basic Amount, the excess will be part of the increases in order in which the increases occurred.

Monthly Cost of Insurance Rates. These rates for each policy year are based on the Insured's age on the policy anniversary, sex, and applicable rate class. A rate class will be determined for the Initial Basic Amount and for each increase in Basic Amount. The rates shown on page 4 are the maximum monthly cost of insurance rates for the Initial Basic Amount. Maximum monthly cost of insurance rates will be provided for each increase in the Basic Amount. The actual monthly cost of insurance rates will be determined as described in the Change in Rates and Charges provision. Such rates cannot exceed the maximum monthly cost of insurance rates and cannot be changed more than once a calendar year.

Monthly Expense Charge. The actual monthly expense charge will be determined as described in the Changes in Rates and Charges provision. The charge cannot exceed the maximum monthly expense charge shown on page 3.

Surrender Charge. The surrender charges are shown on page 3. We will deduct any applicable surrender charge if you surrender the policy. The surrender charge is deducted from Policy Account Value.

The surrender charge shown on page 3 is the sum of the surrender charge for the Initial Basic Amount and any increase in Basic Amount.

Withdrawal Processing Fee. If you request a withdrawal, we will deduct a withdrawal processing fee in addition to the amount of the withdrawal. The withdrawal processing fee is shown on page 3.

Transfer Processing Fee. A number of transfers during each policy year are free as shown on page 3. We reserve the right to assess a transfer fee for each transfer in excess of that number during a policy year. The amount of the fee cannot exceed the amount shown on page 3. For the purpose of assessing this fee, each request is considered one transfer, regardless of the number of Subaccounts affected by the transfer. This fee is deducted on a pro-rata basis from any Subaccount and the Fixed Account from which the transfer is made. All transfers involving the Loan Account are not subject to this provision.

--------------------------------------------------------------------------------
                      ALLOCATION AND TRANSFERS PROVISIONS
--------------------------------------------------------------------------------

Allocation of Net Premium Payments. You may allocate Net Premium Payments among the Subaccounts and the Fixed Account.

The allocation for the Initial Net Premium Payment and any Net Premium Payments we receive prior to the end of the free-look period is shown on page 3. For purposes of this provision, we presume your free-look period will end on the date shown on page 3. On that date, any Policy Account Value will be transferred to the Subaccounts and the Fixed Account on a pro-rata basis using your allocation instructions for Net Premium Payments in effect at that time. Any additional Net Premium Payments received will be allocated according to your allocation instructions for Net Premium Payments in the application or in a subsequent request.

Allocation instructions must be in whole percentages. The minimum amount we can allocate to any Subaccount or the Fixed Account is shown on page 3 as a percentage of any Net Premium Payment. We reserve the right to set additional limitations on premium payment allocations.

Transfer Right. While the Insured is alive and the policy is in force, you may request to transfer all or part of any Subaccount Policy Value to another Subaccount(s) (subject to availability) or to the Fixed Account, or transfer all or part of the Fixed Policy Account Value to any Subaccount(s), (subject to availability). Transfers are subject to the lesser of:
   (1)  the minimum transfer amount shown on page 3; and
   (2) the entire Subaccount Policy Value or Fixed Policy Account Value, and the additional restrictions on transfers from the Fixed Account.

We reserve the right to modify, restrict, suspend, or eliminate the transfer right at any time, for any reason.

Fixed Account Transfer Restrictions. You may transfer all or part of the Fixed Policy Account Value to a Subaccount, subject to the following:
   (1) You may make only one transfer each policy year from the Fixed Account to one or more Subaccounts. Such a transfer must be made within 30 days after the policy anniversary. An unused transfer does not carry over to the next year; and
   (2) The maximum transfer amount is the greater of 25% of the Fixed Policy Account Value on the date of the transfer or $1,000, unless waived by us.

Exchange of Policy. During the first 24 months after the Policy Date or the effective date of any increase in Basic Amount, you have the right to exchange this policy for a flexible premium adjustable life policy that provides for benefits that do not vary with investment return of the Subaccounts. You do this by requesting a transfer of the entire Variable Policy Account Value to the Fixed Account. The Transfer Processing Fee provision does not apply to this request.

--------------------------------------------------------------------------------
                     SURRENDERS AND WITHDRAWALS PROVISIONS
--------------------------------------------------------------------------------

Surrenders. You may request surrender of this policy at any time. This policy will terminate on the date we receive your request or later date if you so request it. See the Surrender Charge provision regarding the surrender charges applicable.

Withdrawals. You may request to withdraw part of the Cash Surrender Value while this policy is in force. No more than 4 withdrawals can be made in any Policy Year. Any withdrawal must be at least the minimum withdrawal amount shown on page 3. The withdrawal is effective on the date we receive your request or a later date, if you so request it. As of that date, the Policy Account Value is reduced by the amount of the withdrawal and the withdrawal processing fee. Unless specified by you, we will deduct the amount withdrawn and the fee from each Subaccount and the Fixed Account on a pro-rata basis.

If death benefit option 1 is in effect, then the Basic Amount will be reduced by the amount of any withdrawal. The effective date of the reduction will be the date of the withdrawal. The reduction will be made as if a decrease in the Basic Amount had been requested.

If you request a Basic Amount decrease or a death benefit option change at the same time you request a withdrawal, we will process withdrawal before processing either the Basic Amount decrease or the death benefit option change.

We reserve the right to reject a withdrawal request if the request would reduce the Basic Amount below the Basic Amount Minimum shown on page 3. We reserve the right to reject a withdrawal request if the withdrawal would result in this policy being disqualified as a life insurance contract under any section of, regulation or ruling under, the Code, as amended from time to time.

--------------------------------------------------------------------------------
                            POLICY LOAN PROVISIONS
--------------------------------------------------------------------------------

Loan. You may request to borrow against this policy. This policy is the sole security for such loan if you have signed the loan agreement and made a satisfactory assignment of the policy to us. The amount requested when added to the Loan Amount cannot exceed 90% of the Cash Value as of the date of the loan.

Interest Charge for the Loan Account. Interest accrues and is payable each day at a rate of 8% a year. If, on any Policy Anniversary, any interest accrued since the last Policy Anniversary is not paid, then that interest is added to the Loan Account on that date.

Loan Collateral. When you borrow against this policy, we transfer an amount of Policy Account Value sufficient to secure the loan out of the Subaccounts and the Fixed Account into the Loan Account. Unless specified by you, we will allocate the amount transferred from each Subaccount and the Fixed Account on a pro-rata basis. If unpaid interest is due from you on a Policy Anniversary and is added to the Loan Account, an amount equal to the unpaid interest is transferred to the Loan Account on that Policy Anniversary. We will allocate the amount of unpaid interest transferred from each Subaccount and the Fixed Account on a pro-rata basis.

Interest Credit for the Loan Account. Interest will be credited at an effective annual rate of interest shown on page 3. On each Deduction Date, interest earned on the Loan Account since the preceding Deduction Date is transferred to each Subaccount and the Fixed Account based on your allocation instructions for Net Premium Payments.

--------------------------------------------------------------------------------
                       POLICY LOAN PROVISIONS(CONTINUED)
--------------------------------------------------------------------------------

Loan Repayment. You may repay all or part of a loan at any time before the Insured dies or the policy is surrendered or terminated. On the date we receive the repayment, Loan Policy Account Value equal to the repayment is transferred to the Subaccounts and the Fixed Account. Unless specified by you, the amount transferred is allocated to each Subaccount and the Fixed Account based on your allocation instructions for Net Premium Payments.

--------------------------------------------------------------------------------
                              GENERAL PROVISIONS
--------------------------------------------------------------------------------

The Contract. The policy contains the Basic Plan, any amendments, endorsements, and riders, and a copy of the application. A copy of any application for a change to this policy will be sent to you to be placed with the policy. Such applications become part of this policy. The policy is the entire contract. We have relied on the statements in the application in issuing this policy. We reserve the right to investigate the truth and completeness of those statements. In the absence of fraud, they are representations and not warranties. Only statements in the application will be used to rescind this policy or deny a claim.

Only an officer has the right to change this policy. No agent has the authority to change the policy or to waive any of its terms. All endorsements, amendments, and riders must be signed by an officer to be valid.

We may modify this policy as follows after we notify you:

   (1) to conform the policy or our operations or the operation of the Variable Account to the requirements of any law (or regulation issued by a government agency) to which we, this policy, or the Variable Account is subject.

   (2) to assure continued qualification of this policy as a life insurance policy under the Code; or

   (3) to reflect a change in the operation of the Variable Account, if allowed by this policy.

If we modify this policy, we will make the appropriate endorsement to this policy. If any provision of this policy conflicts with the law of a jurisdiction that governs this policy, the provision is deemed to be amended to conform with such law.

Transaction Delay. We usually make any payments from the Subaccounts within 7 business days of our receipt of the request for payment; however, we may postpone:

   (1)   payment of Cash Surrender Value or a withdrawal,

   (2)   making a policy loan,

   (3)   payment of any part of the proceeds in excess of the Basic Amount, and

   (4)   transfer from a Subaccount
if:

   (1) the New York Stock Exchange is closed (other than customary weekend and holiday closings); or

   (2) the SEC permits, by an order, the postponement for the protection of owners;

   (3)   the SEC requires that trading be restricted or declares an emergency;
         or

   (4) the SEC determines an emergency exists that would make the disposal of securities held in the Variable Account or the determination of their value not reasonably practicable.

We may defer payment from the Fixed Account of any Cash Surrender Value, withdrawal, transfer, or policy loan for up to 6 months from the date we receive your request. However, a withdrawal or a policy loan to pay a premium on other policies with us will not be deferred.

If we defer any such payment for 30 days or more, we will pay interest in addition to such payment. Such interest accrues from the date the payment becomes payable to the date of payment at 3 1/2% per year or the rate and time required by law, if greater.

--------------------------------------------------------------------------------
                        GENERAL PROVISIONS (CONTINUED)
--------------------------------------------------------------------------------

Minimum Values. The Cash Surrender Values are at least as large as those required by law in the state where this policy is delivered. The insurance authority there has a statement of how these values are calculated. We base minimum Cash Surrender Values, maximum monthly cost of insurance rates, and reserves on the Insured's age last birthday, sex and tobacco use, if applicable. The guaranteed interest rate for the Fixed Account is shown on page 3. The mortality table used is shown on page 4.

Annual Report. Each year, or more often if required by law, we will send you a report. This report will show:
   (1)   the period covered by the report;

   (2) the current Policy Account Value, the Cash Value, and the Cash Surrender Value;

   (3) the current Variable Policy Account Value showing each Subaccount Policy Value, Fixed Policy Account Value, and the Loan Policy Account Value;

   (4)   the amount of the death benefit as of the date of the report;

   (5) any premiums paid, any deductions made, any withdrawals made, and any dividends paid since the last report;

   (6)   current Net Premium allocations; and

   (7)   any other information required by law.

You may request additional copies of reports from us, but we reserve the right to charge a fee for additional copies.

Annual Dividends. We do not expect to pay dividends on this policy; however, we may apportion and pay dividends each year. All dividends apportioned will be derived from the divisible surplus of our participating business. Any such dividends will be paid only at the end of the Policy Year. There is no right to a partial or pro rated dividend prior to the end of the Policy Year.

You may choose to have your dividend used under one of these options:

   1.    Cash. We will pay it to you in cash.

   2. Addition to Policy Account Value. We will transfer it to the Policy Account Value at the end of the Policy Year. Unless specified by you, the amount transferred is allocated to each Subaccount and the Fixed Account on a pro-rata basis.

If you do not choose an option or the option you choose is not available, we will use option 2. You may request to change the option. The change will apply only to dividends paid after we receive the request.

Changes in Rates and Charges. Monthly cost of insurance rates, monthly charges for any additional insured's level term life insurance benefit rider, the premium charge percentage, the monthly expense charge, the mortality and expense risk charge, and the interest rate applicable to the Fixed Account are subject to change. We will determine each based on future expectations as to investment earnings, mortality, expenses, and persistency.

Assignment. You may assign this policy or any interest in it. We will recognize an assignment only if it is in writing and filed with us. We are not responsible for the validity or effect of any assignment. An assignment may limit the interest of any beneficiary.

Error in Age or Sex. If the Insured's date of birth or sex is not as stated in the application, we will adjust each benefit on the Insured to the benefit payable had the Insured's age and sex been stated correctly. Such adjustment will be based on the ratio of the correct deduction for the cost of insurance or monthly charge for the most recent Deduction Date for that benefit to the deduction for the cost of insurance or monthly charge that was made. For the Basic Plan, the adjustment is made to the amount of insurance less the Policy Account Value.

--------------------------------------------------------------------------------
                        GENERAL PROVISIONS (CONTINUED)
--------------------------------------------------------------------------------


Incontestability. We will not contest the Basic Plan after it has been in force during the Insured's lifetime for 2 years from the issue date of the policy. We will not contest any increase in Basic Amount or reinstatement after it has been in force during the lifetime of the Insured for 2 years from the effective date of the increase in Basic Amount or reinstatement. We will not contest an increase due to a change to Death Benefit Option 1. Any contest of any increase in Basic Amount or reinstatement will be limited to material statements contained in the application for such increase or reinstatement.

Each rider has its own incontestability provision.

Limited Death Benefit. If the Insured dies by suicide while sane or by self-destruction while insane within 2 years from the issue date of the policy, the Basic Amount will not be paid. The proceeds in this case will be limited to the premiums paid on the Basic Plan less any Loan Amount, any withdrawals and applicable surrender charges from the Policy Account Value, and any dividends paid on the Basic Plan.

Any increase in Basic Amount will not be paid if the Insured's death results from suicide while sane or self-destruction while insane within 2 years from the effective date of such increase. The proceeds of the increase will be limited to the monthly cost of insurance deductions for such increase. This does not apply to an increase due to a change to Death Benefit Option 1.

Each rider has its own limited death benefit provision.

--------------------------------------------------------------------------------
                            BASIC PLAN DESCRIPTION
FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE. A death benefit is payable when the Insured dies. Flexible premiums are payable while the Insured is alive. The basic plan is eligible for annual dividends.
--------------------------------------------------------------------------------